Exhibit 10.24
Execution Version
DATED
Effective July 1, 2022
AMENDED AND RESTATED SERVICE AGREEMENT

between

BRIGHT HORIZONS FAMILY SOLUTIONS LIMITED

and

Rosamund Marshall

WHEREAS, the parties hereby wish to amend and restate the Service Agreement between the Company and the Employee dated August 12, 2019 (Service Agreement) with this Amended and Restated Service Agreement executed February 20, 2023 and effective July 1, 2022.
NOW, THEREFORE, in consideration for the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to restate the Service Agreement as follows:
PARTIES
(1)    Bright Horizons Family Solutions Limited incorporated and registered in England and Wales with company number 02328679 whose registered office is at 2 Crown Court, Rushden, Northamptonshire, NN10 6BS (Company).
(2)    Rosamund Marshall (Employee).
AGREED TERMS
1.    INTERPRETATION
1.1    The definitions and rules of interpretation in this clause 1 apply in this agreement.
Act: the Securities Exchange Act of 1934, as amended.
Appointment: the employment of the Employee by the Company on the terms of this agreement.
Associated Employer: has the meaning given to it in the Employment Rights Act 1996.
Board: the board of directors of the Company (including any committee of the board duly appointed by it).
Bonus Plan: the Parent bonus scheme for senior level employees as amended from time to time.
Bright Horizons Family Solutions Inc. 2012 Omnibus Long-Term Incentive Plan: the long-term equity plan and equity agreements between the Employee and the Company relating to the issuing of Stock Options or other equity awards to the Employee, together with any subsequent variations.
Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.
Cause: as defined in clause 22.1.
Change of Control: shall be deemed to take place if hereafter (i) any Person (other than any Person which is a holder of Parent common stock on the date hereof or any direct or indirect wholly-owned subsidiary of Parent) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act) of securities of (x) the Company representing more than 50% of the combined voting power of the Company’s then-outstanding securities, or (y) Parent representing more than 50% of the combined voting power of Parent’s then-outstanding securities (ii) the Company or Parent (or any wholly-owned subsidiary of Parent that is a direct or indirect parent company of the Company) is a party to a merger, consolidation sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors of Parent (Parent Board) in office immediately prior to such transaction or event constitute less than a majority of the Parent Board thereafter, or (iii) individuals who, at the date hereof, constitute the Parent Board (Continuing Parent Directors) cease for any reason to constitute a majority thereof; provided, however, that any director who is not in office at the date hereof but whose election by the Parent Board or whose nomination for election by the Parent’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the date hereof or whose election or nomination for election was previously so approved shall be deemed to be a Continuing Parent Director for purposes of this agreement. Notwithstanding the foregoing provisions of this paragraph, a “Change of Control” will not be deemed to have occurred solely because of the acquisition of the securities of the Company or Parent (or any reporting requirement under the Act relating thereto) by an employee benefit plan maintained by the Company or Parent or its subsidiaries for its employees.
Commencement Date: 1st January 2020.
Company: Bright Horizons Family Solutions Limited and any Group Company.
Compensation Committee: The compensation committee of the Parent Board, as exists from time to time.
Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) and whether or not such information (if in anything other than oral form) is marked confidential relating to (a) the business including, without limitation, individuals and their families receiving services, customers, suppliers/business partners, products, affairs, employees and finances of the Company and any Group Company; (b) confidential to the Company or any Group Company; and (c) and trade secrets/intellectual property/proprietary information including, without limitation, technical data and know-how relating to the business of the Company or of any Group Company or any of their suppliers, clients, customers, agents, distributors, shareholders or management, that the Employee creates, develops, receives or obtains in connection with the Appointment.
Copies: copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

Delegated Authority Matrix: confidential Company document detailing which Company officers/employees have the power and authority to bind the Company, and/or level of authorisation on expenditure amounts, as amended from time to time.
Disability: the inability to perform normal employment duties for a consecutive six (6) month period during the term of this agreement because of either physical or mental incapacity.
Employee's Family: spouse, civil partner or fiancé of the Employee and children under the age of eighteen.
Employment IPRs: Intellectual Property Rights created by the Employee in the course of her employment with the Company (whether or not during working hours or using the premises or resources of the Company).
Employment Inventions: any Invention which is made wholly or partially by the Employee at any time during the course of her employment with the Company (whether or not during working hours or using premises or resources or the Company, and whether or not recorded in material form).
Garden Leave: any period during which the Company has exercised its rights under clause 23.
Good Reason: means any material diminution in base salary, bonus opportunity, position or nature or scope of responsibilities (other than by inadvertence) or any material reduction in benefits that uniquely and disproportionately affects Employee, in each case occurring without Employee’s consent and as to which (x) Employee has provided written notice to the Parent Board within thirty (30) days of the date on which Employee knew or reasonably should have known of such diminution or reduction, which notice shall set forth in reasonable detail the nature of such Good Reason, (y) the Company shall not have remedied such diminution or reduction within thirty (30) days of receiving such written notice, and (z) Employee shall have terminated employment within ten (10) days after the Company’s failure to remedy such diminution or reduction.
Group Company: the Company, its Subsidiaries or Holding Companies from time to time; any Subsidiary of any Holding Company from time to time and the Parent.
Incapacity: any sickness, injury or other medical disorder or condition which prevents the Employee from carrying out her duties.
Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.
Parent: Bright Horizons Family Solutions Inc.
Person: an individual, a corporation, an association, a partnership, an estate, a trust or other entity or organization (including a “group” as defined in section 13(d)(3) or 14(d)(2) of the Act), other than the Parent or any of its subsidiaries.
Pre-Contractual Statement: any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to the employment of the Employee under this agreement other than as expressly set out in this agreement or any documents referred to in it.
Qualifying Scheme: a pension scheme which is a qualifying scheme for the purposes of section 16 of the Pensions Act 2008.
Restricted Business: those parts of the business of the Company and any Group Company with which the Employee was involved to a material extent in the twelve months before Termination.
Restricted Customer: any firm, company or person who, during the twelve months before Termination, was a customer or prospective customer of or was in the habit of dealing with the Company or any Group Company with whom the Employee had contact or about whom she became aware or informed in the course of her employment.
Restricted Person: anyone employed or engaged by the Company or any Group Company with whom the Employee dealt with to a material extent the twelve months before Termination in the course of her employment.
Settlement Agreement: Any separate agreement between the Employee and the Company to compromise the Employee's contractual and statutory claims on termination of employment which meets the requirements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998 (SI 1998/1833), section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999 (SI 1999/3323), regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (SI 2000/1551), regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034), regulation 40(4) of the Information and Consultation of Employees Regulations 2004 (SI 2004/3426), paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 (SI 2006/349), regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 (SI 2007/2974) and section 58 of the Pensions Act 2008.

Staff Handbook: the staff handbook of the Company as amended from time to time, together with any policies and procedures, as amended from time to time, which are placed on “Brightweb” or made available by other means by the Company.
Stock Options: non-statutory stock options of Parent.
Subsidiary and Holding Company: in relation to a company mean a "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c) as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.
Termination: the termination of the employment of the Employee with the Company however caused.
1.2    The headings in this agreement are inserted for convenience only and shall not affect its construction.
1.3    A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
1.4    Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.
1.5    Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.
1.6    The schedules to this agreement form part of (and are incorporated into) this agreement.
2.    TERM OF APPOINTMENT
2.1    Unless approved by the CEO the Employee’s Appointment shall not commence prior to receipt of her references, criminal records check or any other screening deemed appropriate by the Company.
2.2    Subject to clause 2.1, above, the Appointment shall be deemed to have commenced on the Commencement Date and shall continue, subject to the remaining terms of this agreement, until terminated by either party giving the other not less than three calendar month's prior notice in writing.

2.3    The first six months of the Appointment shall be a probationary period and the Appointment may be terminated during this period at any time on one month notice or payment in lieu of notice. The Company may, at its discretion, extend the probationary period. During the probationary period the performance of the Employee and her suitability for continued employment will be monitored. At the end of the probationary period the Employee will be informed if she has successfully completed her probationary period.
2.4    No employment with a previous employer will count towards the period of continuous employment that the Employee has with the Company.
2.5    The Employee consents to the transfer of her employment under this agreement to an Associated Employer at any time during the Appointment.
3.    EMPLOYEE WARRANTIES
3.1    The Employee represents and warrants to the Company that, by entering into this agreement or performing any of her obligations under it, she will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on her.
3.2    The Employee warrants that she is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if she ceases to be so entitled during the Appointment.
3.3    The Employee warrants that she is not subject to any restrictions which prevent her from accepting and undertaking this Appointment.
3.4    The Employee warrants that she will enrol for DBS checks and pay the annual cost of the DBS update service, which currently cost £13.00 and are subject to change. The Company will process and meet the cost of her initial DBS check.
4.    DUTIES
4.1    The Employee shall serve the Company as Managing Director, International, or such other role as the Company may reasonably require. The Employee will report to the company CEO.
4.2    During the Appointment the Employee shall:
(a)    carry out duties on behalf of any other Group Company including, if so required by the Board, acting as an officer or consultant of any such Group Company;

(b)    comply with the articles of association (as amended from time to time) of any Group Company;
(c)    when required to do so by the Board, act as an authorised Company signatory, subject always to prior Board resolution in favour and the Delegated Authority Matrix, as amended from time to time;
(d)    not do anything that would cause her to be disqualified from acting as a director;
(e)    agree to be subject to a DBS/PVG check and all other background screening checks deemed appropriate by the Company, as and when requested;
(f)    comply with the Code of Conduct of the Company and any Group Company and the anti-corruption and bribery policy and related procedures of the Company and any Group Company;
(g)    subject to clause 17, unless prevented by Incapacity, devote the whole of her time, attention and abilities to the business of the Company and any Group Company;
(h)    faithfully and diligently exercise such powers and perform such duties as may from time to time be assigned to her by the Company together with such person or persons as the Company may appoint to act jointly with her;
(i)    comply with all reasonable and lawful directions given to her by the Company;
(j)    promptly make such reports to the CEO in connection with the affairs of the Company on such matters and at such times as are reasonably required;
(k)    report her own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of any Group Company that is not merely a technical violation or minimal in nature to the Director of Legal Services and/or CEO immediately on becoming aware of it;
(l)    use her best endeavours to promote, protect, develop and extend the business of the Company;
(m)    acknowledge that the Company’s core business is the provision of childcare services and always behave and generally conduct herself in a manner consistent with her position and in accordance with the Company’s values whilst performing any of her duties under this agreement or representing the Company in any way;
(n)    disclose to the Company immediately and on an ongoing basis full details of any criminal convictions, pending charges, bind-overs, reprimands, final warnings or cautions she has have received, any police investigations she has been the subject of, (even if no formal action was taken), or if she or any person that resides in her household has been disqualified from working with children;

(o)    consent to the Company monitoring and recording any use that she makes of any electronic communications systems the Company has for the purpose of ensuring that any rules the Company has are being complied with and for legitimate business purposes; and
(p)    comply with any electronic communication systems policy that the Company may issue from time to time.
4.3    Whilst the Company’s rules, policies and procedures do not form a part of this agreement, the Employee agrees to comply with any employment related rules, policies and procedures set out by the Company which are available from the Human Resources Department and/or “BrightWeb” (including the Staff Handbook) and accepts that the Company may amend them at any time. To the extent that there is any conflict between the terms of this agreement and the Staff Handbook or any policies or procedures, this agreement shall prevail.
4.4    All documents, manuals, hardware and software provided for the use of the Employee by the Company, and any data or documents (including copies) produced, maintained or stored on the computer systems of the Company or other electronic equipment (including mobile phones), remain the property of the Company.
5.    KEEPING EVERYONE SAFE
5.1    The Employee acknowledges that the Company’s “Keeping Everyone Safe,” statement and policies/procedures as amended from time to time, are an intrinsic part of the Company’s ethos and are a key part of the Company’s strategic goals.
5.2    Throughout the term of this Appointment the Employee will ensure that she is personally committed to achieving high standards of health, safety and environmental practice, and that her acts in accordance with Keeping Everyone Safe at all times.
5.3    The Employee will also use her best endeavours to ensure that all individuals who work in her areas of responsibility understand and promote Keeping Everyone Safe at all times.
6.    PLACE OF WORK
6.1    The normal place of work of the Employee will be their home or in the Company’s offices, at the Employee and Company’s mutual agreement. The Employee agrees to travel on any business of any Group Company (within the United Kingdom or abroad including but not limited to any Group Company’s offices and the Company’s London, Northampton and Manchester offices) as may be required for the proper performance of her duties under the Appointment.
6.2    During the Appointment the Employee shall not be required to work outside the United Kingdom for any continuous period of more than one month.

7.    HOURS OF WORK
7.1    The Employee agrees to work during the Company’s normal working hours, Monday through Friday. In addition, there may be occasions that require the Employee to work additional hours during the week, weekends or during public or bank holidays, as reasonably required for the proper performance of her duties. The Company has already taken into account all additional hours that the Employee may work in determining the Employee’s salary and benefits and accordingly the Employee will not be entitled to extra pay if she works such additional hours.
7.2    The Employee agrees that she may work for more than an average of 48 hours a week unless she notifies the Company in writing at the time of signing this agreement that she does not wish to do so. If the Employee no longer wishes to work for more than an average of 48 hours a week, she must give the Company three months’ notice in writing.
8.    SALARY
8.1    The Employee shall be paid a salary of £300,000 per annum subject to increases following review as outlined in clause 8.3.
8.2    The salary paid to the Employee shall accrue from day to day and be payable monthly in arrears directly into her bank or building society.
8.3    The salary paid to the Employee shall be reviewed by the CEO. The Company is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate the Appointment.
8.4    The Company may deduct from the salary, or any other sums owed to the Employee, any money owed to any Group Company by the Employee.

9.    EXPENSES
9.1    The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment, subject to production of VAT receipts or other appropriate evidence of payment.
9.2    The Employee shall abide by the policies of the Company on expenses as communicated to her from time to time.
10.    BONUS
10.1    Subject to clauses 10.2 and 10.4, the Employee shall be entitled to participate in the Company’s annual bonus scheme and receive a bonus payment not to exceed 75% of her salary payable under clause 8 of this agreement. The actual amount paid to the Employee by the Company under the annual bonus scheme shall be determined by the criteria set out in the Bonus Plan.
10.2    Subject to clause 10.4, if the Employee commences employment part way through the calendar year, the amount of any bonus payable under the Bonus Plan shall be pro-rated, as appropriate.
10.3    If the Employee’s Appointment under this agreement has ended or either party has given the other notice to terminate the Appointment or the Employee is under a performance improvement plan and/or formal written warning, the Employee shall not be entitled to participate in the Company’s bonus scheme or receive a bonus payment for that calendar year.
10.4     If the Company makes a bonus payment to the Employee, it shall not be obliged to make subsequent bonus payments, unless such payments are due and owing under the Bonus Plan.
10.5    Any bonus payment shall not be pensionable.
11.    EQUITY AWARDS
11.1     Subject to clause 11.2, the Employee shall be eligible to participate in the Company’s long-term incentive plan and subject to the sole discretion of the Compensation Committee of the Parent, shall be granted awards of equity, which may include Stock Options, restricted stock, restricted stock units or other equity awards as the Compensation Committee determines in its sole discretion, commensurate with her role as the Compensation Committee directs.

11.2    If the Employee’s Appointment under this agreement has ended or either party has given the other notice to terminate the Appointment or the Employee is under a performance improvement plan and/or formal written warning, the Employee shall not be eligible to participate in the Company’s long-term incentive plan for that calendar year.
11.3    The Company and the Employee agree that the Employee’s entitlement to and rights relating to Stock Options or other equity awards shall be governed entirely by this clause 11 and the Bright Horizons Family Solutions Inc. 2012 Omnibus Long-Term Incentive Plan as may be amended or replaced from time to time.
11.4    Nothing in this clause 11 shall entitle the Employee to be granted Stock Options or other equity awards.
12.    LIFE ASSURANCE
12.1    The Employee shall be entitled to participate in the life assurance scheme of the Company, which shall pay to the dependants of the Employee a sum equal to four (4) times the salary paid to the Employee if the Employee dies during the Appointment. Participation is subject to:
(a)    the terms of that scheme, as amended from time to time;
(b)    the rules or the insurance policy of the relevant insurance provider, as amended from time to time; and
(c)    the Employee satisfying the normal underwriting requirements of the relevant insurance provider of the scheme and the premium being at a rate which is reasonable.
Full details of the scheme are available from HR Manager.
12.2    If the insurance provider refuses for any reason to provide life assurance benefit to the Employee, the Company shall not be liable to provide to the Employee any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.
12.3    The Company in its sole and absolute discretion reserves the right to vary or amend the scheme at any time on reasonable notice to the Employee and replace the scheme with one no less favourable to the Employee than that provided under clause 12.1.

13.    PRIVATE MEDICAL INSURANCE
13.1    For private medical insurance, the Employee and Employee’s Family shall be entitled to participate in the private medical insurance scheme of the Company subject to:
(a)    the terms of that scheme, as amended from time to time;
(b)    the rules or the insurance policy of the relevant insurance provider, as amended from time to time; and
(c)    the Employee (and Employee’s Family as applicable) satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which is reasonable, (hereinafter referred to as Satisfaction of the Underwriting Requirements).
Full details of the scheme are available from HR Manager.
13.2    If the insurance provider refuses for any reason to provide private medical to the Employee (or Employee’s Family as applicable), the Company shall not be liable to provide to the Employee (or Employee’s Family as applicable) any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.
13.3    The Company in its sole and absolute discretion reserves the right to vary or amend the insurance scheme and/or replace the scheme at any time on reasonable notice to the Employee.
14.    PERMANENT HEALTH INSURANCE
14.1    The Employee shall be entitled to participate in the permanent health insurance scheme subject to:
(a)    the terms of that scheme, as amended from time to time;
(b)    the rules or the insurance policy of the relevant insurance provider, as amended from time to time; and
(c)    the Employee satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which is reasonable, (hereinafter referred to as Satisfaction of the Underwriting Requirements).
Full details of the scheme are available from HR Manager.
14.2    If the insurance provider refuses for any reason to provide permanent health insurance benefit to the Employee, the Company shall not be liable to provide to the Employee any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

14.3    The Company in its sole and absolute discretion reserves the right at any time on reasonable notice to the Employee (a) to vary or amend the insurance scheme (including the level of the Employee’s cover) or (b) to discontinue the scheme.
14.4    The Company shall only be obliged to make payments to the Employee under the permanent health scheme if it has received payment from the insurance provider for that purpose or the Employee is not receiving benefits from the insurance provider directly.
14.5    If the Employee is receiving benefits under the Company’s permanent health insurance scheme, the Company shall be entitled to appoint a successor to the Employee to perform all or any of the duties required of the Employee under the terms of the Appointment and the Employee’s duties shall be amended accordingly.
15.    CAR ALLOWANCE
15.1    Provided that the Employee holds a current full driving licence, the Employee shall receive a car allowance for use of her own car of £10,000 per annum which shall be payable together with and in the same manner as the salary in accordance with clause 8.1. This allowance shall be treated as part of the basic salary for any purpose and shall not be pensionable.
15.2    The Employee shall immediately inform the Company if she is disqualified from driving and shall cease to be entitled to receive the allowance under clause 15.1.
16.    HOLIDAYS
16.1    The Employee shall be entitled to 25 days' paid holiday in each holiday year, together with the usual public holidays in England and Wales or days in lieu where the Company requires the Employee to work on a public holiday. The holiday year of the Company runs between January and December. If the Appointment commences or terminates part way through a holiday year, the entitlement of the Employee during that holiday year shall be calculated on a pro-rata basis rounded up to the nearest half day.
16.2    Holiday shall be taken at such time or times as shall be approved in advance by the CEO. The Employee shall not without the consent of the CEO carry forward more than five days accrued but untaken holiday entitlement to a subsequent holiday year unless the Employee has been unavoidably prevented from taking such holiday during the relevant leave year because of sickness absence or statutory maternity, paternity or adoption leave.

16.3    The Employee shall have no entitlement to any payment in lieu of accrued but untaken holiday except on termination of the Appointment.
16.4    If the Company has terminated or would be entitled to terminate the Appointment under clause 22 or if the Employee has terminated the Appointment in breach of this agreement any payment due under clause 16.3 shall be limited to the statutory entitlement of the Employee under the Working Time Regulations 1998 and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.
16.5    If on termination of the Appointment the Employee has taken in excess of her accrued holiday entitlement, the Company shall be entitled to recover from the Employee by way of deduction from any payments due to the Employee.
16.6    If either party has served notice to terminate the Appointment, the Company may require the Employee to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave under clause 23.
17.    INCAPACITY
17.1    Subject to the Employee complying with this agreement and the sickness absence procedures of the Company (as amended from time to time) and subject to clause 17.2, the Employee shall continue to receive her full salary and contractual benefits during any period of absence due to Incapacity for up to an aggregate of 13 weeks in any 52 week period. Such payment shall be inclusive of any statutory sick pay due in accordance with applicable legislation and permanent or other incapacity insurance payments the employee receives.
17.2    Pension contributions will continue as normal while the Employee is paid at the full rate in accordance with clause 17.1. If the pay of the Employee during any period of incapacity is reduced or the Employee is paid SSP only, the level of contributions in respect of their membership of the Company Pension Scheme Pension Scheme may continue, subject to the relevant pension scheme rules in force at the time of their absence.

17.3    If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Employee shall immediately notify her supervisor of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Company may reasonably require. The Employee shall if required by the Company, refund to the Company that part of any damages or compensation recovered by her relating to the loss of earnings for the period of the Incapacity as the Company may reasonably determine less any costs borne by her in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to the Employee by the Company in respect of the period of Incapacity.
17.4    The rights of the Company to terminate the Appointment under the terms of this agreement apply even when such termination would or might cause the Employee to forfeit any entitlement to sick pay, permanent health insurance or other benefits.
18.    OUTSIDE INTERESTS
18.1    Subject to clauses 18.3 and 18.2, during the Appointment the Employee shall not, except as a representative of the Company or with the prior written approval of the Company (such approval not to be unreasonably withheld or delayed), whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any Capacity in any other business, trade or profession, including without limitation non-executive director roles (or the setting up of any business, trade, or profession), (hereinafter referred to as “Outside Interests”).
18.2    If the Employee has obtained the Company’s prior written approval, in accordance with the provisions of clause 18.1, she shall only be entitled to engage in Outside Interests on the strict condition that such engagement does not, in the reasonable opinion of the Company, conflict or interfere in any material way with the Employee’s ability to perform her duties under this agreement or impact on the reputation of the Company or Group Companies.
18.3    Notwithstanding clause 18.1, the Employee may hold an investment by way of shares or other securities of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not conflict with the interest of the Company and any Group Company.
18.4    If the Employee wishes to hold an investment by way of shares or other securities of any company (whether or not it is listed or dealt in on a recognised stock exchange) which carries on a business similar to or competitive with any business for the time being carried on by the Company and any Group Company the Employee shall obtain prior written approval of the Company (such approval not to be unreasonably withheld or delayed).

19.    CONFIDENTIAL INFORMATION
19.1    Without prejudice to her common law duties, the Employee shall not (except in the proper course of her duties, as authorised or required by law or as authorised by the Director of Legal Services, either during the Appointment or at any time after termination of the Appointment (howsoever arising):
(a)    use any Confidential Information; or
(b)    make or use any Copies; or
(c)    disclose any Confidential Information to any person, company or other organisation whatsoever.
19.2    The Employee shall be responsible for protecting the confidentiality of the Confidential Information and shall:
(a)    use her best endeavours to prevent the use or communication of any Confidential Information by any person, company or organisation (except in the proper course of her duties, as required by law or as authorised by the Company; and
(b)    inform the Company immediately upon becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.
19.3    All Confidential Information and Copies shall be the property of the Company and shall be handed over to the Director of Legal Services by the Employee on the termination of the Appointment, or at the request of the Company, at any time during the Appointment.
19.4    Nothing in this clause 19 shall prevent the Employee from disclosing information which the Employee is entitled to disclose under the Public Interest Disclosure Act 1998, provided that the disclosure is made in accordance with the provisions of that Act.
20.    INTELLECTUAL PROPERTY
20.1    The Employee acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Employee holds them on trust for the Company.

20.2    The Employee acknowledges that, because of the nature of her duties and the particular responsibilities arising from the nature of her duties, she has, and shall have at all times while she is employed by the Company, a special obligation to further the interests of the Company.
20.3    To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of clause 20.1, the Employee agrees, immediately on creation of such rights and Inventions, to offer to the Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute to an expert who shall be appointed by the President of the relevant institute. The expert's decisions shall be final and binding on the parties in the absence of manifest error, and the costs of arbitration shall be borne equally by the parties. The parties will be entitled to make submissions to the expert and will provide (or procure that others provide) the expert with such assistance and documents as the expert reasonably requires for the purpose of reaching a decision. The Employee agrees that the provisions of this clause 20 shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause 20.3 until such time as the Company has agreed in writing that the Employee may offer them for sale to a third party.
20.4    The Employee agrees:
(a)    to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of any Group Company promptly on their creation;
(b)    at the request of the Company and in any event on the termination of her employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;
(c)    not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and
(d)    to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Employee.
20.5    The Employee waives all her present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

20.6    The Employee acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to the Employee in respect of her compliance with this clause 20. This clause 20 is without prejudice to the rights of the Employee under the Patents Act 1977.
20.7    The Employee undertakes to use her best endeavours to execute all documents and do all acts both during and after her employment by the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the request of the Company, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse any reasonable expenses of the Employee of complying with this clause 20.7.
20.8    The Employee agrees to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.
20.9    The Employee hereby irrevocably appoints the Company to be her attorney to execute and do any such instrument or thing and generally to use her name for the purpose of giving the Company or its nominee the benefit of this clause 20. The Employee acknowledges in favour of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause 20.9 shall (unless there is manifest error) be conclusive evidence that such is the case.
21.    PAYMENT IN LIEU OF NOTICE
21.1    Notwithstanding clause 2, the Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by notifying the Employee that the Company is exercising its right under this clause 21 and that it will make within 28 days the first instalment of a payment in lieu of notice (Payment in lieu) to the Employee. This Payment in lieu will be equal to the basic salary and contractual benefits detailed herein (as at the date of termination) which the Employee would have been entitled to receive under this agreement during the notice period referred to at clause 2 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in lieu shall not include any element in relation to:

(a)    any bonus or commission payments that might otherwise have been due during the period for which the Payment in lieu is made; and
(b)    any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in lieu is made.
21.2    The Company may pay any sums due under clause 21.1 in equal monthly instalments until the date end of the period for which the notice period referred to at clause 2 would have expired if notice had been given.
21.3    The Employee shall have no right to receive a Payment in lieu unless the Company has exercised its discretion in clause 21.1. Nothing in this clause 21 shall prevent the Company from terminating the Appointment in breach.
21.4    Notwithstanding clause 21.1 the Employee shall not be entitled to any Payment in lieu if the Company would otherwise have been entitled to terminate the Appointment without notice in accordance with clause 21. In that case the Company shall also be entitled to recover from the Employee any Payment in lieu (or instalments thereof) already made.
22.    TERMINATION WITHOUT NOTICE
22.1    Subject to the Company’s compliance with section 98 of the Employment Rights Act 1996 and its Disciplinary Policy and Procedures (both as amended from time to time), the Company may also terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of Termination) if the Employee:
(a)    is in serious and material breach of the anti-corruption and bribery policy and related procedures of the Company; or
(b)    acts in a manner which is in serious and material breach or which the Company reasonably deems to be in serious and material breach of the Company’s “Keeping Everyone Safe” statement or associated policies and procedures; or
(c)    is guilty of any gross misconduct affecting the business of any Group Company; or
(d)    fails to comply with her disclosure obligations and, therefore, acts in breach of clause 4.2(n) of this agreement; or
(e)    commits any serious breach or material non-observance of any of the material provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Company; or
(f)    is, in the reasonable opinion of the Company, grossly negligent in the performance of her duties; or

(g)    repeatedly and in the reasonable belief of the Company unreasonably refuses to comply with any Company background screening checks, including but not limited to DBS/PVG checks; or
(h)    is declared bankrupt or makes any arrangement with or for the benefit of her creditors or has a county court administration order made against her under the County Court Act 1984; or
(i)    is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or
(j)    ceases to be eligible to work in the United Kingdom; or
(k)    is guilty of any fraud or dishonesty or acts in any manner which in the reasonable belief of the Company brings or is likely to bring the Employee or any Group Company into disrepute or is materially adverse to the interests of any Group Company; or
(l)    is in the reasonable belief of the Company guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems, each clause individually, or together, “Cause”.
22.2    The rights of the Company under clause 22.1 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this agreement by the Employee as having brought the agreement to an end. Any delay by the Company in exercising it rights to terminate shall not constitute a waiver thereof.
23.    GARDEN LEAVE
23.1    Following service of notice to terminate the Appointment by either party, or if the Employee purports to terminate the Appointment in breach of contract, the Company may by written notice place the Employee on Garden Leave for the whole or part of the remainder of the Appointment.
23.2    During any period of Garden Leave:
(a)    the Company shall be under no obligation to provide any work to the Employee and may revoke any powers the Employee holds on behalf of the Company or any Group Company;
(b)    the Company may require the Employee to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Employee, at such location (including the home of the Employee) as the Company may reasonably decide;
(c)    the Employee shall continue to receive her basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;
(d)    the Employee shall remain an employee of the Company and bound by the terms of this agreement (including any implied duties of good faith and fidelity);

(e)    the Employee shall ensure that her supervisor knows where she will be and how she can be contacted during each working day (except during any periods taken as holiday in the usual way);
(f)    the Company may exclude the Employee from any premises of the Company or any Group Company; and
(g)    the Company may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company.
24.    OBLIGATIONS UPON TERMINATION
24.1    On Termination of the Appointment (however arising) or, if earlier, at the start of a period of Garden Leave following the service of notice or purported Termination of the Appointment by the Employee, the Employee shall:
(a)    resign immediately without compensation from any office or trusteeship that she holds in or on behalf of any Group Company;
(b)    subject to clause 24.2 if applicable, immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of any Group Company or their business contacts, any keys and any other property of any Group Company, which is in her possession or under her control;
(c)    irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in her possession or under her control outside the premises of the Company; and
(d)    provide a signed statement that she has complied fully with her obligations under this clause 24.1 together with such reasonable evidence of compliance as the Company may request.
24.2    Where the Employee has been placed on Garden Leave she shall not be required by clause 24.1 to return until the end of the Garden Leave period any property provided to her as a contractual benefit for use during the Appointment.
24.3    The Employee hereby irrevocably appoints the Company to be her attorney to execute and do any such instrument or thing and generally to use her name for the purpose of giving the Company or its nominee the full benefit of clause 24.1(a).

25.    ADDITIONAL PAYMENTS UPON CHANGE OF CONTROL OR CERTAIN TERMINATIONS
25.1    Employee’s Undertaking. You agree that, in the event that any Person begins a tender or exchange offer, circulates a proxy to the Parent’s stockholders or takes other steps to effect a Change of Control, you will not voluntarily leave the employ of the Company and will faithfully and diligently render the services contemplated in this Agreement until such Person has abandoned or terminated his efforts to effect a Change of Control or until a Change of Control has occurred.
25.2    Stock Options. Notwithstanding any provision of any long-term incentive plan or option agreements thereunder, all Stock Options granted to Employee under such plans and not then exercised, expired, surrendered or cancelled shall vest immediately prior to a Change in Control, except in the event that such vesting would preclude the pooling method of accounting for the specific transaction that resulted in such Change in Control.
25.3    Payments upon a Change of Control. In the event that, within twenty-four (24) months after a Change of Control, employment is terminated for any reason other than for Cause or death or Disability or Employee terminates employment for Good Reason, the following severance pay and benefits are owed subject to continued compliance with obligations which are intended to apply post-termination under this agreement:
(a)    Within thirty (30) days of such termination of employment, Employee will be paid annual base salary accrued through the date of such termination to the extent not theretofore paid and a prorated portion of any bonus payable for the fiscal year in which the date of termination occurs, less any payments made as payment in lieu under clause 21.
(b)    So long as Employee is not in breach of any provision of this agreement or Settlement Agreement, Employee shall receive severance pay following the termination of employment (i) for a period equal to the number of months that Employee been employed by the Company, not to exceed twenty four (24) months or (ii) until Employee secures other employment, whichever is less (Severance Payment Period). Weekly severance pay shall equal one fifty-second (1/52) of the total base salary and bonus compensation for the last two years of employment. Severance payments shall be made in accordance with the Company’s regular payroll practices and shall be reduced by taxes and all other legally-required deductions.
(c)     If Employee elects to continue participation and that of eligible dependents in the private medical insurance plan in accordance with applicable law following termination of employment, then, for a period of twenty-four (24) months from the date employment terminates or until Employee becomes eligible for coverage under the health plans of another employer, whichever is less, the Company will pay the premiums for such participation; provided, however that if continued participation in the Company’s private medical insurance plan is not possible under the terms of those plans, the Company shall instead arrange to provide Employee and dependents substantially similar benefits upon comparable terms or pay Employee an amount equal to the full cash value thereof in cash. Employee participation in all other employee benefits plans will cease on the date employment terminates, in accordance with the terms of those plans and this agreement.
25.4    Payments Upon Termination Without Cause or Resignation for Good Reason. If the Company terminates employment without Cause or Employee resigns for Good Reason, then in either case Employee shall be entitled to receive bi-weekly severance payments for a period of one (1) year from the date of termination at Employee’s base salary level, with all benefits and taxes handled in the same manner as described in clause 25.3 above, plus any bonus compensation and any other accrued benefits then due you on a pro rata basis through date of termination, less any payments made as payment in lieu under clause 21.
25.5    Payments Upon Termination for Death or Disability. If Employee dies or becomes disabled resulting in a Disability, Employee shall be entitled to receive base salary and any other accrued benefits due and any bonus compensation on a pro rata basis and reimbursement of properly reimbursable expenses to the date of termination, less any payments made as payment in lieu under clause 21.
25.6    For the avoidance of doubt, any payments or benefits provided under clause 25 shall be less any payment in lieu paid under the terms of this agreement as contemplated by clause 21.
25.7    Any obligation to Employee under clauses 25.3 and 25.4 of this agreement shall be conditioned upon on Employee’s execution of a Settlement Agreement which the Company shall provide to her and which shall include a general release of claims, confidentiality, non-disparagement provisions, and post-termination restrictions at least as restrictive as outlined in clause 26 for the term of 1 year, or in the case of clause 25.3, the Severance Payment Period, whichever is longer.

26.    POST-TERMINATION RESTRICTIONS
26.1    In order to protect the Confidential Information, trade secrets and business connections of the Company and each Group Company to which she has access as a result of the Appointment, the Employee covenants with the Company (for itself and as trustee and agent for each Group Company that she shall not:
(a)    for six months after Termination solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business; or
(b)    for six months after Termination in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person; or
(c)    for six months after Termination in the course of any business concern which is in competition with any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement; or
(d)    for six months after Termination, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business; or
(e)    for six months after Termination, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or
(f)    at any time after Termination, represent herself as connected with the Company or any Group Company in any Capacity, other than as a former employee, or use any registered business names or trading names associated with the Company or any Group Company.
26.2    None of the restrictions in clause 26.1 shall prevent the Employee from:
(a)    being engaged or concerned in any business concern insofar as the duties of the Employee or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or
(b)    being engaged or concerned in any business concern, provided that the duties of the Employee or work shall relate solely to services or activities of a kind with which the Employee was not concerned with to a material extent in the 9 months before Termination.
26.3    The restrictions imposed on the Employee by this clause 26 applies to her acting:

(a)    directly or indirectly; and
(b)    on her own behalf or on behalf of, or in conjunction with, any firm, company or person.
26.4    The periods for which the restrictions in clause 26.1 apply shall be reduced by any period that the Employee spends on Garden Leave immediately before Termination.
26.5    If the Employee receives an offer to be involved in a business concern in any Capacity that is in competition with any Restricted Business during the Appointment, or before the expiry of the last of the covenants in this clause 26, the Employee shall give the person making the offer a copy of this clause 26 and shall tell the Company the identity of that person as soon as possible after accepting the offer.
26.6    Each of the restrictions in this clause 26 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.
26.7    If the employment of the Employee is transferred to any firm, company, person or entity other than a Group Company (New Employer) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Employee will, at no further or additional cost whatsoever, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause 26, protecting the confidential information, trade secrets and business connections of the New Employer.
26.8    The Employee will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which she agrees to be bound by restrictions corresponding to those restrictions in this clause 26 (or such of those restrictions as the Company deems appropriate) in relation to that Group Company.
27.    DISCIPLINARY AND GRIEVANCE PROCEDURES
27.1    The Employee is subject to the disciplinary and grievance procedures of the Company, copies of which are available from HR. These procedures do not form part of the contract of employment of the Employee.
27.2    If the Employee wants to raise a grievance, she may do so in accordance with the grievance procedure of the Company.

27.3    If the Employee wishes to appeal against a disciplinary decision she may do so in accordance with the disciplinary procedure of the Company.
27.4    The Company may suspend the Employee from any or all of her duties for a reasonable time during any period in which the Company is investigating any disciplinary matter involving the Employee or while any disciplinary procedure against the Employee is outstanding.
27.5    During any period of suspension:
(a)    the Employee shall continue to receive her basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;
(b)    the Employee shall remain an employee of the Company and bound by the terms of this agreement;
(c)    the Employee shall ensure that her supervisor knows where she will be and how she can be contacted during each working day (except during any periods taken as holiday in the usual way);
(d)    the Company may exclude the Employee from her place of work or any other premises of the Company or any Group Company;
(e)    the Company may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company;
(f)    the Company reserves the entitlement to revoke the Employee’s access to Company email, systems and/or networks; and
(g)    the Company further reserves the entitlement to require the Employee to return her mobile telephone and laptop.
28.    GROUP PENSION SCHEME
28.1    The Employee will become an active member of the group pension scheme (Scheme) of the Company (or such other registered pension scheme as may be established by the Company to replace Scheme) with effect from the date of this contract. Full details of the Scheme are available from HR Manager.
28.2    The Company shall contribute an amount equal to 5% of the basic salary of the Employee to the Scheme during each year of the Appointment. Any contributions paid will be sufficient to maintain the status of the Scheme as a Qualifying Scheme.

28.3    Contributions may be paid up to the lower of 100% of the salary of the Employee and the annual allowance set by HM Revenue & Customs from time to time.
28.4    Any contributions shall be payable in equal monthly instalments in arrears. The contributions of the Employee shall be made by way of deduction from the salary of the Employee.
28.5    A contracting-out certificate is not in force in respect of the Appointment.
29.    DATA PROTECTION
29.1    The Employee confirms that she has read and understands the data protection policy of the Company, a copy of which is available from the HR Department. The Company is entitled to make changes to its data protection policy.
29.2    The Employee shall comply with the data protection policy when processing personal data in the course of employment including personal data relating to any employee, customer, client, supplier or agent of any Group Company.
29.3    The Employee consents to any Group Company processing data relating to the Employee for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to the Employee, including, as appropriate:
(a)    information about the physical or mental health or condition of the Employee in order to monitor sick leave and take decisions as to the fitness for work of the Employee; or
(b)    the racial or ethnic origin of the Employee or religious or similar information in order to monitor compliance with equal opportunities legislation; or
(c)    information relating to any criminal proceedings in which the Employee has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.
29.4    The Company may make such information available to any Group Company, those who provide products or services to any Group Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which the Employee works.
29.5    The Company transfers to other Group Companies the data processed under clause 29.3 outside of the European Economic Area, including without limitation to the United States. The Employee hereby consents to the transfer of such information to the business contacts of any Group Company outside the European Economic Area in order to further their business interests.

30.    COLLECTIVE AGREEMENTS
There is no collective agreement which directly affects the Appointment.
31.    RECONSTRUCTION AND AMALGAMATION
If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of any Group Company, whether by winding up or otherwise, and the Employee is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, the Employee shall have no claim against the Company or any the undertaking arising out of or connected with such termination.
32.    NOTICE
32.1    A notice given to a party under this agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address given in this agreement or as otherwise notified in writing to the other party.
32.2    Any such notice shall be deemed to have been received:
(a)    if delivered by hand, at the time the notice is left at the address or given to the addressee; or
(b)    in the case of pre-paid first class UK post or other next working day delivery service, at 9.00 am two business days after posting or at the time recorded by the delivery service; or
(c)    in the case of pre-paid airmail, 9.00 am fifth business day after posting or at the time recorded by the delivery service; or
(d)    in the case of email, at the time of transmission/sending.
32.3    A notice shall have effect from the earlier of its actual or deemed receipt by the addressee. For the purpose of calculating deemed receipt:
(a)    all references to time are to local time in the place of deemed receipt; and
(b)    if deemed receipt would occur on a Saturday or Sunday or a public holiday when banks are not open for business, deemed receipt is at 9.00 am on the next business day.

32.4    A notice required to be given under this agreement shall not be validly given if sent by fax.
32.5    This clause does not apply to the service of any proceedings or other documents in any legal action.
33.    ENTIRE AGREEMENT
33.1    This agreement (and any document referred to in it,) together with the Bright Horizons Family Solutions Inc. 2012 Omnibus Long-Term Incentive Plan and the Bonus Plan constitutes the whole agreement between the parties (and in the case of the Company, as agent for any Group Companies) and supersedes any previous arrangement, understanding or agreement between them relating to the subject matter of this agreement.
33.2    Each party acknowledges that in entering into this agreement it has not relied on and shall have no remedy in respect of any Pre-Contractual Statement.
33.3    Each party agrees that its only liability in respect of those representations and warranties that are set out in this agreement (whether made innocently or negligently) shall be for breach of contract.
33.4    Nothing in this clause 33 shall limit or exclude any liability for fraud.
34.    VARIATION
No variation or agreed termination of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).
35.    COUNTERPARTS
This agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.
36.    THIRD PARTY RIGHTS
No person other than a party to this agreement may enforce any of its terms.

37.    GOVERNING LAW
37.1    This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England.
37.2    The parties irrevocably agree to submit to the exclusive jurisdiction of the courts of England over any claim or matter arising under or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).
This agreement has been entered into on the date stated at the beginning of this agreement.

[Signatures on Following]

Signed by for and on behalf of Bright Horizons Family Solutions Limited	/s/ John Casagrande John Casagrande

Signed by Rosamund Marshall	/s/ Ros Marshall